Exhibit 99.2

Investor Contact Information:

Anthony V. Cosentino

Executive Vice President

Chief Financial Officer

Tony.Cosentino@YourStateBank.com

SB Financial Group Declares Quarterly Cash Dividend

on Common Stock of $0.05 Cents

Defiance, OH, July 28, 2015 – SB Financial Group (NASDAQ: SBFG) ("SB Financial") announced today that its board of directors passed a resolution declaring a quarterly cash dividend of $0.05 per common share, payable on August 28, 2015, to shareholders of record as of August 14, 2015.

“We are quite pleased to return to our shareholders a common dividend of $0.05 a share representing a $0.01 increase over the second quarter of 2014 and collectively, for the last four quarters, $0.19 per share or a 27 percent over the previous four quarters.” said Mark Klein, Chairman, President and Chief Executive Officer of SB Financial.

About SB Financial Group

Headquartered in Defiance, Ohio, SB Financial Group, Inc. is a diversified financial services holding company with two wholly-owned operating subsidiaries: State Bank and RDSI. State Bank provides a full range of financial services for consumers and small businesses, including wealth management, mortgage banking and commercial and agricultural lending. State Bank operates through 17 banking centers in seven northwestern Ohio counties and one center in Fort Wayne, Indiana, and three loan production offices in Ohio, one in Tiffin and two in Columbus as well as one loan production office located in Angola, Indiana. RDSI provides item processing services to community banks located primarily in the Midwest. SB Financial’s common stock is listed on the NASDAQ Capital Market under the symbol SBFG. SB Financial’s preferred stock is listed on the NASDAQ Capital Market under the symbol SBFGP.

In May 2015, SB Financial was ranked #163 on the American Banker Magazine’s list of Top 200 Publicly Traded Community Banks and Thrifts based on three-year average return on equity (“ROE”) as of December 31, 2014.

Forward-Looking Statements

Certain statements within this document, which are not statements of historical fact, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties and actual results may differ materially from those predicted by the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties inherent in the national and regional banking industry, changes in economic conditions in the market areas in which SB Financial and its subsidiaries operate, changes in policies by regulatory agencies, changes in accounting standards and policies, changes in tax laws, fluctuations in interest rates, demand for loans in the market areas in SB Financial and its subsidiaries operate, increases in FDIC insurance premiums, changes in the competitive environment, losses of significant customers, geopolitical events, the loss of key personnel and other risks identified in SB Financial’s Annual Report on Form 10-K and documents subsequently filed by SB Financial with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and SB Financial undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, except as required by law. All subsequent written and oral forward-looking statements attributable to SB Financial or any person acting on its behalf are qualified by these cautionary statements.